Exhibit 5.3

September 10, 2009

United Rentals, Inc.

United Rentals (North America), Inc.

Five Greenwich Office Park

Greenwich, Connecticut  06831

Re: United Rentals Northwest, Inc.

Ladies and Gentlemen:

We have acted as special counsel to United Rentals Northwest, Inc., an Oregon corporation (the “Company”), in connection with the filing on July 29, 2009 by United Rentals (North America), Inc., a Delaware corporation (the “Issuer”), of a registration statement on Form S-3 as amended by an Amendment No. 1 filed on or about the date of this letter (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended.  We are delivering this opinion letter to you at the Company’s request.  This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus.Law. 831 (1998), Guidelines for the Preparation of Closing Opinions, 57 Bus.Law. 875 (2002), of the Committee on Legal Opinions, ABA Section of Business Law, and Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 591 (1998).

In rendering the opinion set forth below, we have made such other investigation as we have deemed appropriate.  We have also examined the Company’s Articles of Incorporation, including various articles of merger, certified by the Secretary of State of Oregon on September 9, 2009 (collectively, the “Articles of Incorporation”) and Restated Bylaws of the Company dated March 2, 1985, as amended effective June 6, 2008 (the “Bylaws”). We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also examined and relied on a certificate of an officer of the Company (the “Fact Certificate”).  We have not independently established any of the facts so relied on.

For the purposes of this opinion letter we have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificate have occurred or will occur after the date of the Fact Certificate.  We have further assumed the legal capacity of natural persons.  We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are based on the laws in effect on the date hereof.  We are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws.  We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Company is a corporation organized and validly existing under the laws of the State of Oregon.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Securities” in the prospectus included in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

Yours truly,
/s/ K&L GATES LLP